                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 5 )(1)

                    ACM Government Opportunity Fund, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    --------------------------------------
                         (Title of Class of Securities)


                                   000918 102
                          ----------------------------
                                 (CUSIP Number)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

                                      13G

----------------------                                       -------------------
CUSIP NO. 000918 10 2                                         PAGE 2 OF 7 PAGES
----------------------                                       -------------------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Aon Corporation
   36-3051915
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]

   Not Applicable                                                       (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware corporation
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER

   NUMBER OF                           -0-
    SHARES                     -------------------------------------------------
  BENEFICIALLY                  6      SHARED VOTING POWER
   OWNED BY
     EACH                              3,809,700
   REPORTING                   -------------------------------------------------
    PERSON                      7      SOLE DISPOSITIVE POWER
     WITH
                                       -0-
                               -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,809,700
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,809,700 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

   Not Applicable
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   29.14%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC, CO
--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

----------------------                                       -------------------
CUSIP NO. 000918 10 2                                         PAGE 3 OF 7 PAGES
----------------------                                       -------------------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Aon Advisors, Inc.
   54-1392321
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]

   Not Applicable                                                       (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Virginia corporation
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER

   NUMBER OF                           -0-
    SHARES                     -------------------------------------------------
  BENEFICIALLY                  6      SHARED VOTING POWER
   OWNED BY
     EACH                              3,809,700
   REPORTING                   -------------------------------------------------
    PERSON                      7      SOLE DISPOSITIVE POWER
     WITH
                                       -0-
                               -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,809,700
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,809,700 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

   Not Applicable
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   29.14%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA, CO
--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

----------------------                                       -------------------
CUSIP NO. 000918 10 2                                         PAGE 4 OF 7 PAGES
----------------------                                       -------------------
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Combined Insurance Company of America
   36-2136262
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]

   Not Applicable                                                       (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Illinois corporation
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER

   NUMBER OF                           -0-
    SHARES                     -------------------------------------------------
  BENEFICIALLY                  6      SHARED VOTING POWER
   OWNED BY
     EACH                              3,809,700
   REPORTING                   -------------------------------------------------
    PERSON                      7      SOLE DISPOSITIVE POWER
     WITH
                                       -0-
                               -------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       3,809,700
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,809,700 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

   Not Applicable
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   29.14%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IC, CO
--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                    Page 5 of 7
CUSIP 000918102



ITEM 1(a).   NAME OF ISSUER:

             ACM Government Opportunity Fund, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1345 Avenue of the Americas
             New York, New York  10105

ITEM 2(a).   NAME OF PERSON FILING:

             Aon Corporation ("Aon") is filing this Amendment on behalf of itself, Aon Advisors, Inc. ("Aon Advisors"), and Combined Insurance Company of America ("CICA"). Both Aon Advisors and CICA are wholly owned subsidiaries of Aon. Pursuant to an Investment Advisory Agreement entered into by Aon Advisors and CICA, the securities reported herein were acquired by Aon Advisors on behalf of, and as investment adviser to, CICA.

             As required by Rule 13d-1(f)(1), Exhibit 1 to the Schedule 13G which was filed on May 8, 1997 and is amended by this amendment, contains the Joint Filing Agreement entered into by each of the persons filing this joint disclosure statement.


ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             Aon, Aon Advisors and CICA share the same principal
             business address:
             123 North Wacker Drive
             Chicago, Illinois  60606

ITEM 2(c).   CITIZENSHIP:

             Aon is a corporation organized under the laws of the state of Delaware. Aon Advisors is a corporation organized under the laws of the state of Virginia. CICA is a corporation organized under the laws of the state of Illinois.


ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(e).   CUSIP NUMBER:

             000918 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

             Aon is a parent holding company in accordance with section 240.13d-1(b)(ii)(G) of the Exchange Act.
             Aon Advisors is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.
             CICA is an insurance company as defined in section 3(a)(19) of the Exchange Act.

                                                                     Page 6 of 7
CUSIP 000918102


ITEM 4.   OWNERSHIP.

          See Items 5 through 9 and Item 11 on pages 2 through 4.

          (a)   Amount beneficially owned:   3,809,700 shares

          (b)   Percent of class: 29.14%

          (c)   Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote -  -0-

                (ii)  Shared power to vote or direct the vote - 3,809,700

                (iii) Sole power to dispose or to direct the disposition of -
                      -0-

                (iv) Shared power to dispose or to direct the disposition of - 3,809,700

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Aon is a parent holding company of both Aon Advisors and CICA, and accordingly, has filed this amendment pursuant to Rule 13d-1(b)(ii)(G). See Items 2(a) and 3.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          NOT APPLICABLE

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                    Page 7 of 7
CUSIP 000918102



                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment is true, complete and correct.


Aon Corporation
Date:  February 12, 1999

Michael A. Conway
-----------------------------
By: Michael A. Conway
Senior Vice President and Senior Investment Officer


Aon Advisors, Inc.
Date:  February 12, 1999


Michael A. Conway
-----------------------------
By: Michael A. Conway
President



Combined Insurance Company of America
Date:  February 12, 1999


Michael A. Conway
-----------------------------
By: Michael A. Conway
Vice President and Senior Investment Officer